Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS REPORTS RECORD THIRD QUARTER RESULTS
DAYTON, OHIO, June 30, 2008...Robbins & Myers, Inc. (NYSE:RBN) today reported diluted net earnings per share (DEPS) of $0.76 for its fiscal third quarter ended May 31, 2008, including $0.14 resulting from the previously-announced expiration of certain contingency obligations related to the sale of two product lines in March 2006. Excluding this benefit, DEPS increased 59% over the comparable prior year period to $0.62, primarily due to higher sales, operating improvements and a lower tax rate.
Third quarter fiscal 2008 sales increased 17% over the prior year third quarter to $201 million, and orders increased 10% to $205 million. Excluding the impact from acquired and disposed product lines and currency translation, sales increased 9%, with increases in all three business platforms, and orders increased 2%, led by strength in energy markets. The Company ended the quarter with record backlog of $268 million.
The Company reported third quarter 2008 earnings before interest, taxes and minority interest (EBIT) of $40 million. Excluding the $6 million benefit from the March 2006 product line sales, third quarter 2008 adjusted EBIT increased 47% over prior year third quarter results. The adjusted EBIT margin of 17.2% for the fiscal 2008 period represents an increase of 350 basis points over the prior year period, which resulted primarily from higher sales levels and operating improvements.
The Company realized $38 million of adjusted EBITDA in the current year third quarter. Adjusting for special items, including the benefit from the March 2006 product line sales, trailing twelve-month adjusted EBITDA grew to $132 million in the third quarter of 2008, 43% higher than the year-ago comparable figure. Robbins & Myers continued its strong cash flow performance during the quarter, generating $27 million of cash from operating activities.
”Throughout our fiscal year we have benefited from order growth, resulting in record backlog levels as the year progressed,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “In our third quarter we were able to convert some of the backlog into sales, helping to fuel the 17% year-on-year increase in sales. The higher sales level, in conjunction with an improved cost structure and marketing focus, has contributed to our record earnings.”
Mr. Wallace further commented, “Across the entire organization we have created a more disciplined approach to managing the business, reinforcing our developing culture of continuous improvement. The end result is a company that is delivering record profits, as well as record cash flow as we more effectively manage capital investment and working capital.”
The Company announced that it is increasing its full fiscal year 2008 DEPS guidance from $1.93-$2.03 to $2.26-$2.31, which includes $0.16 of benefits from asset sales during the first nine months of the year. The Company also established fourth quarter fiscal 2008 DEPS guidance of $0.62-$0.67, as compared with actual results of $0.55 in the fourth quarter of 2007, which included a $0.03 gain from a property sale.

Third Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
The Fluid Management segment reported third quarter sales of $84 million, a 12% increase, and orders of $87 million, a 16% increase. Excluding currency exchange rate effects, sales increased 9% and orders improved 12% on continued strength in energy markets and new product contributions. EBIT grew 23% to $25 million, and EBIT margins expanded 250 basis points to 30.2%.
The Process Solutions segment reported sales of $81 million in the third quarter, a 22% increase, and orders of $84 million, an 8% increase. Excluding the effects of currency exchange rates and an acquisition, sales increased 12% and orders decreased 1% following 22% year-over-year organic order growth in the second quarter. The segment earned $10 million of EBIT in the third quarter, and EBIT margins improved 470 basis points to 12.6%.
The Romaco segment reported sales growth of 20% with sales of $37 million in the third quarter, and orders were up 3% to $34 million. Excluding the impact from currency exchange rates, sales increased 3% and orders declined 15%, following 26% year-over-year organic order growth in the second quarter. Excluding the $6 million benefit from the March 2006 product line sales, Romaco adjusted EBIT margins improved 80 basis points to 6.0% as a result of increased sales.
Conference Call to Be Held Today at 11:00 AM (EDT)
A conference call to discuss these results has been scheduled for 11:00 a.m. EDT Monday, June 30, 2008, which can be accessed at www.robn.com or by dialing 888-286-8010 (US/Canada) or +1-617-801-6888, using conference ID # 63192398. Replays of the call can be accessed by dialing 888-286-8010 (U.S./Canada) or +1-617-801-6888, both using replay ID # 63192398.
About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to various non-GAAP measures, including EBIT, Adjusted EBIT, EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA. The Company uses these measures to evaluate its performance and believes these measures are helpful to investors in assessing its performance. Reconciliations of these measures to comparable GAAP measures are provided further below in this release.
In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries; a major decline in oil and natural gas prices; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; business disruptions caused by the implementation of business computer systems; our ability to comply with the financial covenants and other provisions of our financing arrangements; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and general economic conditions that can affect demand in the process industries. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward- looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	May 31, 2008	August 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$91,744	$116,110
Accounts receivable	147,221	152,779
Inventories	128,662	99,196
Other current assets	8,101	7,410
Deferred taxes	9,905	11,178

Total Current Assets	385,633	386,673

Goodwill & Other Intangible Assets	292,981	278,422
Deferred Taxes	7,953	9,583
Other Assets	11,255	12,196
Property, Plant & Equipment	136,816	129,269

	$834,638	$816,143

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$78,452	$78,890
Accrued expenses	115,566	105,394
Current portion of long-term debt	2,478	72,522

Total Current Liabilities	196,496	256,806

Long-Term Debt-Less Current Portion	30,542	30,553
Deferred Taxes	24,818	24,818
Other Long-Term Liabilities	100,092	91,448
Shareholders’ Equity	482,690	412,518

	$834,638	$816,143

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands, except per share data)	2008	2007	2008	2007
Sales	$200,946	$171,428	$559,414	$488,359
Cost of sales	124,122	110,013	353,493	318,232

Gross profit	76,824	61,415	205,921	170,127
SG&A expenses	42,361	37,994	123,115	114,328
Other (income) expense	(5,697)	421	(6,796)	(2,158)

Income before interest and income taxes	40,160	23,000	89,602	57,957
Interest expense	257	1,465	1,763	4,350

Income before income taxes and minority interest	39,903	21,535	87,839	53,607
Income tax expense	12,749	7,952	29,287	20,903
Minority interest	659	335	1,782	911

Net income	$26,495	$13,248	$56,770	$31,793

Net Income Per Share:
Basic	$0.77	$0.39	$1.65	$0.94
Diluted	$0.76	$0.39	$1.64	$0.93

Weighted Average Common Shares Outstanding:
Basic	34,548	34,170	34,469	33,986
Diluted	34,650	34,410	34,582	34,206

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands)	2008	2007	2008	2007
Sales
Fluid Management	$83,505	$74,418	$232,369	$208,236
Process Solutions	80,782	66,442	226,583	194,311
Romaco	36,659	30,568	100,462	85,812

Total	$200,946	$171,428	$559,414	$488,359

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$25,230	$20,585	$64,648	$53,010
Process Solutions	10,184	5,261	25,614	21,413
Romaco	7,906	1,163	11,557	(4,109)
Corporate and Eliminations	(3,160)	(4,009)	(12,217)	(12,357)

Total	$40,160	$23,000	$89,602	$57,957

Depreciation and Amortization
Fluid Management	$1,839	$1,698	$5,023	$5,116
Process Solutions	1,803	1,647	5,158	4,855
Romaco	496	472	1,378	1,507
Corporate and Eliminations	148	166	503	682

Total	$4,286	$3,983	$12,062	$12,160

Orders
Fluid Management	$86,901	$75,067	$243,905	$221,535
Process Solutions	84,271	78,018	255,670	212,969
Romaco	34,115	32,968	115,623	96,640

Total	$205,287	$186,053	$615,198	$531,144

Backlog
Fluid Management	$54,493	$46,597	$54,493	$46,597
Process Solutions	141,678	107,091	$141,678	107,091
Romaco	71,763	58,463	$71,763	58,463

Total	$267,934	$212,151	$267,934	$212,151

Robbins & Myers, Inc. and Subsidiaries
Reconciliation of Net Income to the non-GAAP measures of EBIT, EBITDA, Adjusted EBIT and Adjusted EBITDA
     (Unaudited)

	Three Months Ended		Nine Months Ended		Trailing Twelve Months Ended
	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007	2008	2007
Net income	$26,495	$13,248	$56,770	$31,793	$76,646	$40,813
Interest expense	257	1,465	1,763	4,350	2,656	6,972
Income taxes	12,749	7,952	29,287	20,903	44,286	28,127
Minority interest	659	335	1,782	911	2,339	1,128

EBIT	40,160	23,000	89,602	57,957	125,927	77,040

Minority interest	(659)	(335)	(1,782)	(911)	(2,339)	(1,128)
Depreciation & amortization	4,286	3,983	12,062	12,160	16,526	16,902

EBITDA	43,787	26,648	99,882	69,206	140,114	92,814

Special items:
(1) Process Solutions segment
Restructuring costs	—	—	—	—	—	(132)
Net product line/facility sale gains	—	—	—	(5,036)	—	(5,036)

	—	—	—	(5,036)	—	(5,168)
(2) Romaco segment
Restructuring costs	—	421	—	1,818	—	4,860
Net product line/facility sale (gains)/lossses	(5,697)		(6,796)	1,060	(8,099)	19

	(5,697)	421	(6,796)	2,878	(8,099)	4,879

Total Special Items	(5,697)	421	(6,796)	(2,158)	(8,099)	(289)

Adjusted EBIT	$34,463	$23,421	$82,806	$55,799	$117,828	$76,751

Adjusted EBIT margin	17.2%	13.7%

Adjusted EBITDA	$38,090	$27,069	$93,086	$67,048	$132,015	$92,525

Romaco segment:
EBIT	$7,906	$1,163

Special items per above Total, see detail above	(5,697)	421

Romaco segment, adjusted EBIT	$2,209	$1,584

Romaco segment, adjusted EBIT margin	6.0%	5.2%

Note: EBIT, adjusted EBIT, adjusted EBIT margin, and adjusted EBITDA are non-GAAP measures. We use these measures to evaluate our businesses, and we allocate resources to our busineses based on EBIT. EBIT is not, however, a measure of performance calculated in accordance with accounting principles generally accepted in the United States and should not be considered as an alternative to net income as a measure of operating results. Neither EBIT nor EBITDA are measures of cash available for use by management.